UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 1, 2010

SUNRISE SENIOR LIVING, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-16499	54-1746596
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7900 Westpark Drive, Suite T-900

McLean, Virginia 22102

(Address of principal executive offices) (Zip Code)

(703) 273-7500

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On October 1, 2010 (the “Effective Date”), Sunrise Senior Living, Inc. (the “Company”) and certain of its affiliates entered into purchase and sale agreements with Ventas, Inc. (“Ventas”) and certain of its affiliates to sell to Ventas all of Sunrise’s joint venture interests in nine limited liability companies in the U.S. and two limited partnerships in Canada, which collectively own 58 communities managed by Sunrise. The aggregate purchase price for Sunrise’s joint venture interests is approximately $41.5 million.

Purchase and Sale Agreements

On the Effective Date, Sunrise Senior Living Investments, Inc. (“US Seller”) and Sunrise Senior Living Management, Inc. (“SSLMI”), each a wholly-owned subsidiary of the Company, entered into a Purchase and Sale Agreement (“US Purchase Agreement”) with SZR US Investments, Inc. (“Investments”), Ventas REIT US Holdings, Inc. (“Holdings”, and together with Investments, the “US Buyers”) and Ventas for US Seller to sell to the US Buyers all of its membership interests in nine (9) limited liability companies, which collectively own fifty-six (56) senior living facilities in the United States (collectively, the “US Portfolio”). US Seller’s membership interests represent between 15% and 25% ownership interests in these companies and have limited voting and participation rights. After the transaction, the US Buyers will hold 100% of the membership interests in the US Portfolio. The aggregate purchase price for US Seller’s membership interests in the US Portfolio is $38,085,000.

Concurrently, on the Effective Date, Sunrise North Senior Living, Ltd. (“CAN Seller” and together with US Seller, the “Sellers”) and SSLMI, each a wholly-owned subsidiary of the Company, entered into a Purchase and Sale Agreement (“CAN Purchase Agreement” and together with the US Purchase Agreement, the “Purchase Agreements”), with Ventas SSL Ontario II (“CAN Buyer” and together with the US Buyers, the “Buyers”) and Ventas for CAN Seller to sell to CAN Buyer all of its general and limited partnership interests in two (2) limited partnerships (the “LPs”), which collectively own two (2) senior living facilities in Canada. CAN Seller’s partnership interests represent 20% of the ownership interests in such partnerships and have limited voting and participation rights. The aggregate purchase price for the CAN Seller’s partnership interests in the CAN Portfolio is $3,415,000.

Each of the Buyers’ and Sellers’ obligations to purchase and sell the membership and partnership interests in the U.S. Portfolio and the CAN Portfolio are subject to customary closing conditions, including, among others, (i) the receipt of consents to the transaction from requisite lenders, (ii) the receipt of regulatory consents, (iii) with respect to the US Purchase Agreement, the closing of the transactions contemplated by the CAN Purchase Agreement and, with respect to the CAN Purchase Agreement, the closing of the transactions contemplated by the US Purchase Agreement, and (iv) the execution and delivery of an Amended and Restated Master Agreement and various Amended and Restated Management Agreements, each as more fully described below.

In connection with the execution of the Purchase Agreements, the Sellers entered into customary covenants and made customary representations and warranties for transactions of this type. Following closing, the Sellers and the Buyers will retain liability for certain covenants, representations and warranties in the Purchase Agreements for a period of two (2) years.

First Amended and Restated Master Agreement

In addition to the US Portfolio and the CAN Portfolio, the Company currently manages, and will continue to manage, an additional 11 senior living facilities in the U.S. and 10 senior living facilities in Canada that are wholly-owned by Ventas and its affiliates for a total portfolio of 79 senior living facilities (the “Portfolio”).

At the closing of the Purchase Agreements, the CAN Seller, SSLMI, the Company and Ventas SSL, Inc. will enter into an amended and restated master agreement (the “Amended and Restated Master Agreement”) which will set forth revised terms governing the rights and obligations of the parties with respect to the management and other matters related to the Portfolio.

The Amended and Restated Master Agreement, among other things, reduces the base management fee payable to the Company (i) to 3.5% of gross revenues for the latter nine months of 2010 and (ii) to 3.75% for 2011. Beginning in 2012, the base management fee will be between 5% and 6% based upon the financial performance of the Portfolio. The Amended and Restated Master Agreement also reduces the incentive management fee that the Company could earn if the Portfolio were to achieve certain financial performance thresholds, and caps the incentive management fee at 1% of gross revenue. In addition, no incentive management fee may be charged for 2010 and 2011.

The Amended and Restated Master Agreement will be terminable by Ventas and its affiliates (the “Ventas Parties”) upon certain events of default, which may be subject to cure, and, if not cured or curable, the termination rights may be exercised by the Ventas Parties with respect to one, some or all of the facilities in the Portfolio, at the Ventas Parties’ election. Events of default will include, among others, Sunrise and its affiliates’ (the “Sunrise Parties”) (i) failure to meet compliance requirements related to the REIT requirements of a Ventas Party, (ii) failure to meet compliance requirements related to the internal control requirements of the Ventas Parties, (iii) breach of one or more covenants, and (iv) failure to make one or more obligated payments.

In addition, the Ventas Parties will have termination rights (i) with respect to a facility upon the failure by the facility to meet certain facility-specific financial performance thresholds commencing in December 2011, or sooner under certain circumstances, (ii) with respect to a facility if facility expenditures exceed budgeted expenditures under certain circumstances, and (iii) with respect to one, some or all of the facilities in the Portfolio if Portfolio expenditures exceed budgeted expenditures under certain circumstances. These tests may or may not be subject to a cure right depending on the circumstances.

Among other provisions, the Amended and Restated Master Agreement will provide an annual limitation on shared expenses that can be charged by the Company to the Portfolio. It will also prohibit any corporate investment in the Sunrise Parties, without the prior written consent of Ventas, by any healthcare REIT with undepreciated total assets of more than $10 billion as of the execution of the Amended and Restated Master Agreement or any other party as to which 50% of the gross revenues or net operating income (on a historical or pro-forma basis) are generated from such REIT. The Sunrise Parties may, however, enter into certain ordinary course of business transactions with any such party, including mortgage financing, sales of real estate or joint venture interests or entering into joint venture or management agreements.

Under the Amended and Restated Master Agreement, the Sunrise Parties will release the Ventas Parties from claims, obligations and liabilities arising on or prior to the Effective Date under the existing agreements, and the Ventas Parties will provide a limited waiver of certain termination rights or remedies with respect to certain Sunrise Parties’ defaults or events of default, to the extent they exist as of the Effective Date, under the existing agreements.

As previously disclosed by the Company, Ventas has termination rights with respect to certain management agreements under the existing master agreement’s combined performance termination test if there is a failure by more than 25% of the facilities the Company manages for Ventas to satisfy the applicable income test. Under the Amended and Restated Master Agreement, the combined performance termination test in the existing master agreement will be replaced by the facility-specific performance tests noted above, and Ventas will waive any existing right to terminate the facilities affected by the existing combined performance termination test.

Amended and Restated Management Agreement

At the closing of the Purchase Agreements, SSLMI and CAN Seller will enter into amended and restated management agreements (the “Amended and Restated Management Agreements”) which will set forth revised terms governing the rights and obligations of the parties with respect to the management of each of the 79 facilities in the Portfolio.

These agreements will be terminable in accordance with various events of default, including, among others, (i) the failure to meet certain reporting requirements, (ii) the occurrence of a material adverse event, (iii) the occurrence of an event of default under the Amended and Restated Master Agreement, (iv) the breach of one or more material covenants, (v) the failure to deliver certain records, budgets and estimates, (vi) the failure to meet certain resident care requirements, (vii) the failure to agree to a modification or amendment of an Amended and Restated Management Agreement related to a facility’s future financing or to agree to terms related to such financing, subject to certain limitations, (viii) the failure to meet certain health and safety resident requirements, (ix) the failure to maintain material licenses under prescribed circumstances, (x) a full or partial ban by a governmental authority of new admissions of residents under prescribed circumstances, and (xi) the failure to meet certain compliance requirements related to the REIT status of any Ventas Party.

A copy of the Company’s press release announcing this transaction is attached to this Current Report on Form 8-K as exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits. The following exhibits are filed with this report:

Exhibit 99.1	Sunrise Senior Living, Inc. Press Release dated October 4, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNRISE SENIOR LIVING, INC.

Date: October 4, 2010	By:	/s/ Mark S. Ordan
	Name:	Mark S. Ordan
	Title:	Chief Executive Officer